Registration No.: 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA JO-JO DRUGSTORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0557852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1st Floor, Yuzheng Plaza, No. 76,
Yuhuangshan Road Hangzhou, Zhejiang Province
People’s Republic of China	310002
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Incentive Plan

(Full Title of the Plan)

Mr. Lei Liu

Chief Executive Officer

1st Floor, Yuzheng Plaza, No. 76,

Yuhuangshan Road Hangzhou, Zhejiang Province

People’s Republic of China 310002

(Name and Address of Agent for Service)

+86 (571) 88077078

(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class of	Amount to	Price Per	Offering	Registration
Securities to be Registered	be Registered(1)	Share(4)	Price(4)	Fee
Common Stock, $.001 par value per share	2,850,000(2) Shares	$1.75	$4,987,500	$578.05
Common Stock, $.001 par value per share	2,521,468(3) Shares	$1.75	$4,412,569	$511.42
Total	5,371,468 Shares		$9,400,069	$1,089.47

(1)	We previously registered a total of 4,325,000 shares of Common Stock for issuance under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, pursuant to Form S-8 Registration Statements Nos. 333-208212 and 333-171849.

(2)	Includes 2,850,000 additional shares of Common Stock issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, which increase in shares was approved by our shareholders at our annual shareholders meeting on March 23, 2016. Pursuant to Rule 416 of the Securities Act of 1933, the number of shares of Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(3)	Includes 2,521,468 additional shares of Common Stock issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, which increase in shares was approved by our shareholders at our annual shareholders meeting on March 29, 2017. Pursuant to Rule 416 of the Securities Act of 1933, the number of shares of Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(4)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, upon the basis of the average of the high and low prices per share of the Registrant’s common stock as reported on the NASDAQ Capital Market on April 19, 2017, a date within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement (this “Registration Statement”) has been prepared by China Jo-Jo Drugstores, Inc. (“we,” “us” or “our”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), solely to register: (i) an additional 2,850,000 shares of our common stock, par value $.001 per share (“Common Stock”), issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, which increase in shares was approved by our shareholders at our annual shareholders meeting on March 23, 2016; and (ii) an additional 2,521,468 shares of our Common Stock, issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, which increase in shares was approved by our shareholders at our annual shareholders meeting on March 29, 2017.

Pursuant to Instruction E of Form S-8, the contents of our Form S-8 Registration Statements Nos. 333-208212 and 333-171849 are hereby incorporated by reference and made a part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

10.1	China Jo-Jo Drugstores, Inc. 2010 Equity Incentive Plan dated as of September 21, 2010, as amended.

23.1	Consent of Pryor Cashman LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO China Shu Lun Pan Certified Accountants LLP

24.1	Power of Attorney (included in the signature page hereto).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, Zhejiang Province, People’s Republic of China on this 21st day of April, 2017.

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name: Lei Liu
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Lei Liu and Ming Zhao, or either of them, his true and lawful attorney-in-facts and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lei Liu	Chief Executive Officer and Director	April 21, 2017
Lei Liu

/s/ Ming Zhao	Chief Financial Officer	April 21, 2017
Ming Zhao

/s/ Li Qi	Secretary and Director	April 21, 2017
Li Qi

/s/ Caroline Wang	Director	April 21, 2017
Caroline Wang

/s/ Taihong Guo	Director	April 21, 2017
Taihong Guo

/s/ Genghua Gu	Director	April 21, 2017
Genghua Gu

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

10.1	China Jo-Jo Drugstores, Inc. 2010 Equity Incentive Plan dated as of September 21, 2010, as amended.

23.1	Consent of Pryor Cashman LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO China Shu Lun Pan Certified Accountants LLP.

24.1	Power of Attorney (included in the signature page hereto).

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